For Immediate Release
January 30, 2008
SAP France’s Cash Offers for Business Objects Securities Expire
     WALLDORF, Germany and PARIS, France – January 30, 2008 – SAP France S.A. (“SAP France”), SAP AG (NYSE: SAP) (“SAP”) and Business Objects S.A. (Nasdaq: BOBJ) (Euronext Paris ISIN code: FR0004026250 – BOB) (“Business Objects”) announce that the subsequent offering period in SAP France’s U.S. and French cash tender offers for Business Objects securities expired yesterday, January 29, 2008.
     The Autorité des marchés financiers (“AMF”) is expected to announce the final results of the subsequent offering period on or about February 5, 2008. SAP France confirms that if the outstanding Business Objects securities held by persons other than SAP France and its affiliates do not represent more than 5% of the capital or voting rights of Business Objects, SAP France will request the AMF to implement a squeeze-out.
About SAP
SAP is the world’s leading provider of business software*. More than 43,400 customers in more than 120 countries run SAP® applications—from distinct solutions addressing the needs of small and midsize enterprises to suite offerings for global organizations. Powered by the SAP NetWeaver® platform to drive innovation and enable business change, SAP software helps enterprises of all sizes around the world improve customer relationships, enhance partner collaboration and create efficiencies across their supply chains and business operations. SAP solution portfolios support the unique business processes of more than 25 industries, including high tech, retail, financial services, healthcare and the public sector. With subsidiaries in more than 50 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE under the symbol “SAP.” (Additional information at <http://www.sap.com>)

(*)	SAP defines business software as comprising enterprise resource planning and related applications such as supply chain management, customer relationship management, product life-cycle management and supplier relationship management.
About Business Objects
Business Objects has been a pioneer in business intelligence (BI) since the dawn of the category. Today, as the world’s leading BI software company, Business Objects transforms the way the world works through intelligent information. The company helps illuminate understanding and decision-making at more than 45,000 organizations around the globe. Through a combination of innovative technology, global consulting and education services, and the industry’s strongest and most diverse partner network, Business Objects enables companies of all sizes to make transformative business decisions based on intelligent, accurate, and timely information.
Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
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Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP and/or Business Objects are intended to identify such forward-looking statements. SAP and/or Business Objects undertake no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations The factors that could affect SAP’s and Business Objects’ future financial results are discussed more fully in SAP’s and Business Objects’ filings with the U.S. Securities and Exchange Commission (“SEC”), respectively, including SAP’s most recent Annual Report on Form 20-F filed with the SEC and Business Objects’ most recent Quarterly Report on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.
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For more information, press only:
Christoph Liedtke, +49 6227 7-50383, christoph.liedtke@sap.com, CET
Frank Hartmann, +49 (6227) 7-42548, f.hartmann@sap.com, CET
Andy Kendzie, +1 202 312-3919, andy.kendzie@sap.com, EST
For more information, financial community only:
Stefan Gruber, +49 (6227) 7-44872, investor@sap.com, CET
Martin Cohen, +1 (212) 653-9619, investor@sap.com, EST
Business Objects Contact:
Edouard Lassalle
Investor Relations Director, Europe
Tel.: +33 1 41 25 24 33
edouard.lassalle@businessobjects.com